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PRICE WATERHOUSE LLP                                                      (LOGO)



                            LOAN SERVICING REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

March 25, 1998

To the Board of Directors of
Ocwen Federal Bank FSB

We have examined management's assertions about Ocwen Federal Bank FSB's ("the Bank") compliance with the minimum servicing standards in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS as of and for the year ended December 31, 1997, included in the accompanying management assertion. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our  opinion,  management's  assertion  that the Bank has  complied  with the
aforementioned  minimum  servicing  standards  as of and  for  the  year   ended
December 31, 1997 is fairly stated, in all material respects.


/s/Price Waterhouse LLP